UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2005

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

888 Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida, 33301

(Address of Principal Executive Offices)

(954) 463-5707

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors; Appointment of Principal Officers.

Effective September 26, 2005, David Preng and Andrej Rucigaj were appointed to the Board of Directors of Maverick Oil and Gas, Inc (the “Company”).

Mr. Preng has served as Chief Executive Officer and President of Preng and Associates since 1980. Preng and Associates is an international executive search firm specializing in the oil and gas industry. Mr. Preng also serves as a member of the Board of Directors of Remington Oil and Gas, Inc., a publicly held oil and gas company, as well as the National Association of Corporate Directors, for the Houston Chapter, Community National Bank, Texas A&M University International Board and Fellow for the Institute of Directors. He holds a B. S. in Business Administration from Marquette University and a Masters Degree in Business Administration from DePaul University.

Preng and Associates was engaged by the Company during 2005 to conduct certain executive searches, for which it received fees of approximately $200,000.

Mr. Rucigaj has worked as a manager in the investment and finance fields for the last 10 years, with a focus on the energy sector. Since 2001, Mr. Rucigaj served as an investment manager of Aktiva Group, an Amsterdam based private investment fund. Aktiva is controlled by Darko Horvat, one of the principal beneficiaries of Line Trust Corporation Limited, a principal shareholder of the Company. From 1994 to 2001, Mr. Rucigaj worked as an officer of Arkada, an investment fund in Slovenia. Mr. Rucigaj holds a B.S. in Electrical Engineering from ETH (Swiss Federal Institute of Technology) and an MBA from INSEAD (Fountainebleau, France).

It is expected that Mr. Preng and Mr. Rucigaj will be named to the Company’s Audit Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.

Date: September 26, 2005	By: /s/ V. Ray Harlow
V. Ray Harlow, CEO